Exhibit 10.3

Unity Software Inc. Stock Option Grant Notice (2020 Equity Incentive Plan)
Unity Software Inc. (the “Company”), pursuant to its 2020 Equity Incentive Plan (the “Plan”), has granted to you (“Optionholder”) an option to purchase the number of shares of the Common Stock set forth below (the “Option”). Your Option is subject to all of the terms and conditions as set forth herein and in the Plan and the Global Stock Option Agreement, including any country-specific appendices thereto (the “Appendix”), all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Global Stock Option Agreement (including the Appendix) shall have the meanings set forth in the Plan or the Global Stock Option Agreement, as applicable.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares of Common Stock Subject to Option (the “Option Shares”):	2,000,000
Exercise Price (Per Share):	[FMV on Date of Grant]
Total Exercise Price:
Expiration Date:	[10th Anniversary of Date of Grant]

Type of Grant:	[Incentive Stock Option] OR [Nonstatutory Stock Option]
Exercise and Vesting Schedule:	Provided you accept the Option, the Option will vest as provided herein:
•Service-Vesting: 1,000,000 Option Shares will vest and become exercisable over a period of four (4) years commencing on the Date of Grant set forth above in accordance with the following time-based vesting schedule, subject to your Continuous Service through each applicable vesting date (such Option Shares, the “Service-Vested Option Shares”): 250,000 Service-Vested Option Shares will vest and become exercisable on the first anniversary of the Date of Grant set forth above, after which the remaining 750,000 Service-Vested Option Shares will vest and become exercisable in equal quarterly installments over the subsequent twelve (12) quarters.
•Service- and Price-Vesting:
◦1,000,000 Option Shares will vest and become exercisable subject to the satisfaction of each of two vesting requirements, which satisfaction must occur before the end of the Performance Period (as defined in Attachment I hereto): (i) the applicable continued service vesting requirement specified in Attachment I hereto (the “Continued Service Requirement”) and (ii) the applicable stock price hurdle set forth in Attachment I hereto (each, a “Stock Price Hurdle”) (such Option Shares, the “Price-Vested Option Shares”). The Price-Vested Option Shares will vest and become exercisable on the first date upon which both the applicable Continued Service Requirement and the applicable Stock Price Hurdle are satisfied with respect to such Price-Vested Option Shares.

◦Notwithstanding the foregoing, except as set forth in Attachment I hereto, vesting of the Option shall cease upon your termination of Continuous Service.
Optionholder Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:
•The Option is governed by this Stock Option Grant Notice, and the provisions of the Plan and the Global Stock Option Agreement (including the Appendix), all of which are made a part of this document. This Grant Notice, the Global Stock Option Agreement and the Appendix (collectively, the “Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company, unless otherwise provided in the Plan.
•If the Option is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options granted to you) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.
•You consent to receive the Agreement, the Plan, the Prospectus and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
•You have read and are familiar with the provisions of the Plan, the Agreement and the Prospectus. In the event of any conflict between the provisions in this Agreement (including the Grant Notice, the Global Option Agreement and the Appendix) or the Prospectus and the terms of the Plan, the terms of the Plan shall control.
•This Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of other equity awards previously granted to you and any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this Option.
•Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

UNITY SOFTWARE INC.		PARTICIPANT:

By:
	Signature		Signature

Title:		Date:

Date:

Attachment I
Vesting Criteria for Price-Vested Option Shares
The Price-Vested Option Shares shall vest in accordance with the following terms and conditions.

1.Performance Period.
The performance period for the Stock Price Hurdles (as defined below) shall be the six-year period beginning on the Date of Grant and ending on the sixth anniversary of the Date of Grant (the “Performance Period”).
2.Vesting Tranches.
(a)During the Performance Period, the Price-Vested Option Shares shall be eligible to vest and become exercisable in four vesting tranches (each, a “Vesting Tranche”) as set forth in the table below, in each case, based upon (i) satisfaction of the applicable continued service requirement described in Section 3 (the “Continued Service Requirement”) and (ii) satisfaction of the applicable stock price hurdle described in Section 4 (each, a “Stock Price Hurdle”).

Vesting Tranche	Number of Price-Vested Option Shares
First Vesting Tranche	250,000
Second Vesting Tranche	250,000
Third Vesting Tranche	250,000
Fourth Vesting Tranche	250,000
(b)Except as provided below, the number of Price-Vested Option Shares subject to a Vesting Tranche shall vest and become exercisable on the later to occur of (i) the date on which the Continued Service Requirement applicable to such Vesting Tranche is satisfied and (ii) the date on which the applicable Stock Price Hurdle is achieved, in each case, subject to Optionholder remaining in Continuous Service through such later date (each, a “Vesting Date”).
3.Continued Service Requirement.
(a)In order to satisfy the Continued Service Requirement for a particular Vesting Tranche, Optionholder must remain in Continuous Service from the Start Date through the applicable End Date set forth opposite such Vesting Tranche in the table below.

Vesting Tranche	Start Date	End Date
First Vesting Tranche	Date of Grant	1st anniversary of Date of Grant
Second Vesting Tranche	Date of Grant	2nd anniversary of Date of Grant
Third Vesting Tranche	Date of Grant	3rd anniversary of Date of Grant
Fourth Vesting Tranche	Date of Grant	4th anniversary of Date of Grant
(b)Except as otherwise provided in Section 5 below, if Optionholder’s Continuous Service is terminated for any reason prior to the applicable End Date set forth opposite a particular Vesting Tranche in the table above, the Price-Vested Option Shares subject to such Vesting Tranche shall be forfeited for no consideration, regardless of whether the applicable Stock Price Hurdle had been satisfied with respect to such Vesting Tranche.
4.Stock Price Hurdles.
(a)The Stock Price Hurdle for a particular Vesting Tranche shall be achieved if, during the Performance Period, the volume-weighted average (“VWAP”) trading Share Price during a period of 60 consecutive calendar days equals or exceeds the Stock Price Hurdle set forth opposite such Vesting Tranche in the table below. “Share Price” means, with respect to a share of the Company’s Common Stock, for any day, (i) the closing sale price on the New York Stock Exchange as reported by The Wall Street Journal (or, if not reported thereby, any other authoritative source) or (ii) if the Company’s Common Stock is not listed on the New York Stock Exchange or quoted or admitted to trading on any national securities exchange, the volume-weighted average of the closing bid prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose

.

Vesting Tranche	Stock Price Hurdle
First Vesting Tranche	$35
Second Vesting Tranche	$50
Third Vesting Tranche	$60
Fourth Vesting Tranche	$75
(a)Except as otherwise provided in Section 5 below, if the Stock Price Hurdle set forth opposite a particular Vesting Tranche in the table above is not achieved on or prior to the last day of the Performance Period, the Price-Vested Option Shares subject to such Vesting Tranche shall be forfeited for no consideration.
5.Termination of Employment.
(a)General. In general, and except as set forth in the in the Unity Software Inc. CEO Severance Plan (the “Severance Plan”), upon a termination of Optionholder’s Continuous Service for any, any portion of the Option that has not vested as of such termination date shall be forfeited for no consideration. Any portion of the Option that is vested or that vests as of such termination date will remain exercisable for the applicable period set forth in the Global Stock Option Agreement. For the avoidance of doubt, the terms of the Severance Plan govern.
(b)Termination without Cause (Non-Change in Control). In the event that Optionholder’s Continuous Service is terminated by the Company other than for Cause (as defined in the Severance Plan) or due to death or Disability, at any time other than during the Change in Control Period (as defined in the Severance Plan) and provided that Optionholder has been continuously employed and in good standing as a Covered Executive (as defined in the Severance Plan) for at least six months, (i) the Service-Vested Option Shares shall be treated in accordance with the terms of the Severance Plan, and (ii) as set forth in the Severance Plan, any Price-Vested Option Shares (A) belonging to a Vesting Tranche for which the Stock Price Hurdle was achieved prior to the termination date, and (B) with respect to which Optionholder would have satisfied the Continued Service Requirement had Optionholder remained in Continuous Service for an additional twelve (12) months following the termination date, will vest and become exercisable as of the termination date.
(c)Termination Upon Death or Disability.
(i)Service-Vested Option Shares. Upon a termination of Optionholder’s Continuous Service due to Optionholder’s death or Disability, the number of Service-Based Option Shares that would have vested and become exercisable in the period between the termination date and twelve (12) months following such termination date had Optionholder remained in Continuous Service through such date, shall vest and become exercisable as of the termination date.
(ii)Price-Vested Option Shares. Upon a termination of Optionholder’s Continuous Service due to Optionholder’s death or Disability, any Price-Vested Option Shares (A) belonging to a Vesting Tranche for which the Stock Price Hurdle was achieved prior to the termination date, and (B) with respect to which Optionholder would have satisfied the Continued Service Requirement had Optionholder remained in Continuous Service for an additional twelve (12) months following the termination date, will vest and become exercisable as of the termination date.
6.Change in Control.
(a)As set forth in the Severance Plan, in the event that a Change in Control occurs during the Performance Period, the Price-Vested Option Shares subject to a Vesting Tranche will be eligible to vest following the Change in Control subject only to the Continued Service Requirement, but only to the extent that (i) the Stock Price Hurdle for such Vesting Tranche has been satisfied prior to the date of such Change in Control or (ii) the Per-Share Transaction Price equals or exceeds the applicable Stock Price Hurdle for such Vesting Tranche in connection with such Change in Control, without regard to the 60 consecutive calendar day average requirement set forth in Section 4(a) (any such Vesting Tranche that satisfies the Stock Price Hurdle prior to or in connection with such Change in Control, an “Eligible Vesting Tranche”). For the avoidance of doubt, any Vesting Tranche that is not an Eligible Vesting Tranche shall be forfeited without consideration as of the date of such Change in Control. For purposes of the foregoing, “Per-Share Transaction Price” means the per-share amount payable or available for distribution to holders of Common Stock in connection with the Change in Control, as determined in the Board’s sole and absolute discretion.
(b)As set forth in the Severance Plan, in the event that Optionholder experiences a Qualified Termination Event (as defined in the Severance Plan) during the Change in Control Period:
(i)all Service-Vested Option Shares that are outstanding and unvested as of the date of such Qualified Termination Event shall vest and become exercisable as of such date; and
(ii)all Price-Vested Option Shares as of the date of such Qualified Termination Event shall vest and become exercisable upon such termination.

Unity Software Inc.
2020 Equity Incentive Plan
Global Stock Option Agreement
As reflected by your Stock Option Grant Notice (“Grant Notice”) Unity Software Inc. (the “Company”) has granted you an option under its 2020 Equity Incentive Plan (the “Plan”) to purchase a number of shares of Common Stock at the exercise price indicated in your Grant Notice (the “Option”). Capitalized terms not explicitly defined in this Global Stock Option Agreement but defined in the Grant Notice or the Plan shall have the meanings set forth in the Grant Notice or Plan, as applicable. The terms of your Option as specified in the Grant Notice and this Global Stock Option Agreement, including the Appendix, as defined below, constitute your Agreement (the Grant Notice, Global Stock Option Agreement and Appendix, collectively, are referred to as the “Agreement”).
The general terms and conditions applicable to your Option are as follows:
1.Governing Plan Document. Your Option is subject to all the provisions of the Plan. Your Option is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the Option Agreement and the provisions of the Plan, the provisions of the Plan shall control.
2.Exercise.
(a)You may generally exercise the vested portion of your Option for whole shares of Common Stock at any time during its term by delivery of payment of the exercise price and applicable withholding taxes and other required documentation to the Plan Administrator in accordance with the exercise procedures established by the Plan Administrator, which may include an electronic submission. Please review the Plan, which may restrict or prohibit your ability to exercise your Option during certain periods.
(b)To the extent permitted by Applicable Law, you may pay your Option exercise price as follows:
(i) cash, check, bank draft or money order;
(ii) subject to Company and/or Committee consent at the time of exercise, pursuant to a “cashless exercise” program as further described in the Plan if at the time of exercise the Common Stock is publicly traded;
(iii) subject to Company and/or Committee consent at the time of exercise, by delivery of previously owned shares of Common Stock as further described in the Plan; or

(iv) subject to Company and/or Committee consent at the time of exercise, if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement as further described in the Plan.
3.Term. You may not exercise your Option before the commencement of its term or after its term expires. The term of your option commences on the Date of Grant and expires upon the earliest of the following:
(a)immediately upon the termination of your Continuous Service for Cause;
(b)three (3) months after the termination of your Continuous Service for any reason other than Cause, Disability or death;
(c)12 months after the termination of your Continuous Service due to your Disability;
(d)12 months after your death if you die during your Continuous Service;
(e)immediately upon a Corporate Transaction if the Board has determined that the Option will terminate in connection with a Corporate Transaction,
(f)the Expiration Date indicated in your Grant Notice; or
(g)the day before the 10th anniversary of the Date of Grant.
Notwithstanding the foregoing, if you die during the period provided in Section 3(b), the term of your Option shall not expire until the earlier of (i) 12 months after your death, (ii) upon any termination of the Option in connection with a Corporate Transaction, (iii) the Expiration Date indicated in your Grant Notice, or (iv) the day before the tenth anniversary of the Date of Grant. Additionally, the Post-Termination Exercise Period of your Option may be extended as provided in the Plan.
To obtain the U.S. federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your Option and ending on the day three months before the date of your Option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. If the Company provides for the extended exercisability of your Option under certain circumstances for your benefit, your Option will not necessarily be treated as an Incentive Stock Option if you exercise your Option more than three months after the date your employment terminates.
4.Withholding Obligations. Regardless of any action taken by the Company or, if different, the Affiliate to which you provide Continuous Service (the “Service Recipient”) with respect to any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items associated with the grant or exercise of the Option or sale of the underlying Common Stock or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax Liability”), you hereby acknowledge and agree that the Tax Liability is your ultimate responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and the Service Recipient (a) make no representations or undertakings regarding any Tax Liability in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of the Option, the issuance of Common Stock pursuant to such exercise, the subsequent sale of shares of Common Stock, and the payment of any dividends on the Shares; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your Tax Liability or achieve a particular tax result. Further, if you are subject to Tax Liability in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax Liability in more than one jurisdiction.
As further provided in the Plan, you may not exercise your Option unless the applicable withholding obligations with respect to the Tax Liability are satisfied, and at the time you exercise your Option, in whole or in part, or at the time of any other applicable tax withholding event with respect to your Option, you hereby authorize the Company and any applicable Service Recipient to satisfy any applicable withholding obligations with regard to the Tax Liability by one or a combination of the following methods: (i) withholding from your payroll and any other amounts payable to you, in accordance with Applicable

Laws; (ii) withholding from the proceeds of the sale of shares of Common Stock issued upon exercise of the Option (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company, or by means of the Company acting as your agent to sell sufficient shares of Common Stock for the proceeds to settle such withholding requirements, on your behalf pursuant to this authorization without further consent); (iii) withholding shares of Common Stock otherwise issuable to you upon the exercise of the Option, provided that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company’s Compensation Committee; or (iv) any other method determined by the Company to be in compliance with Applicable Law. Furthermore, you agree to pay the Company or the Service Recipient any amount the Company or the Service Recipient may be required to withhold, collect or pay as a result of your participation in the Plan or that cannot be satisfied by the means previously described. In the event that the amount of the Company’s or applicable Service Recipient’s withholding obligation in connection with your Option was greater than the amount actually withheld by the Company, you agree to indemnify and hold the Company and the applicable Service Recipient harmless from any failure by the Company or the applicable Service Recipient to withhold the proper amount.
The Company may withhold or account for your Tax Liability by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including (1) maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash (whether from applicable tax authorities or the Company) and will have no entitlement to the equivalent amount in Common Stock or (2) minimum or such other applicable rates, in which case you may be solely responsible for paying any additional Tax Liability to the applicable tax authorities. If the Tax Liability withholding obligation is satisfied by withholding shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the exercised portion of the Option, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying such Tax Liability.
You may not be able to exercise your Option even though the Option is vested, and the Company shall have no obligation to issue shares of Common Stock subject to your Option, unless and until such Tax Liability withholding obligations are satisfied, as determined by the Company.
5.Incentive Stock Option Disposition Requirement. If your option is an Incentive Stock Option, you must notify the Company in writing within 15 days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two years after the date of your option grant or within one year after such shares of Common Stock are transferred upon exercise of your option.
6.Transferability. Except as otherwise provided in the Plan, your Option is not transferable, except by will or by the applicable laws of descent and distribution, and is exercisable during your life only by you.
7.Corporate Transaction. Your Option is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

8.No Liability for Taxes. As a condition to accepting the Option, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to any Tax Liability arising from the Option or any other compensation from the Company or the Service Recipient and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the Option and have either done so or knowingly and voluntarily declined to do so. Additionally, you acknowledge that the Option is exempt from Section 409A only if the exercise price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the U.S. Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Option. Additionally, as a condition to accepting the Option, you agree not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the U.S. Internal Revenue Service asserts that such exercise is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the U.S. Internal Revenue Service.
9.Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
10.Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.
11.Questions. If you have questions regarding these or any other terms and conditions applicable to your Option, including a summary of the applicable U.S. federal income tax consequences, please see the Prospectus.
12.Lock-Up. By accepting the Option, you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 12. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 12 and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.
13.Venue. For purposes of any action, lawsuit, or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of California, or the federal courts for Northern District of California, and no other courts, where this grant is made and/or to be performed.
14.Waiver. You acknowledge that a waiver by the Company of any provision, or breach thereof, of this Agreement on any occasion shall not operate or be construed as a waiver of such provision on any other occasion or as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.

15.Appendix. Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any additional or different terms and conditions set forth in the Appendix to this Global Stock Option Agreement for your country (the “Appendix”) set forth as Exhibit A to this Global Stock Option Agreement. Moreover, if you relocate to one of the countries included in the Appendix, the additional or different terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Global Stock Option Agreement.
* * * *

EXHIBIT A
Unity Software Inc.
2020 Equity Incentive Plan
Appendix to Global Stock Option Agreement
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Option granted to you under the Plan if you reside and/or work outside of the United States. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Global Stock Option Agreement to which this Appendix is attached.
If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the terms and conditions contained herein shall be applicable to you.
Notifications
This Appendix also includes information regarding securities, exchange controls, tax, and certain other issues of which you should be aware with respect to your participation in the Plan. The information is provided solely for your convenience and is based on the securities, exchange control, tax, and other laws in effect in the respective countries as of July 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date by the time you vest in or exercises this Option or sell any shares of Common Stock.
In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the Applicable Laws in your country may apply to your situation.
Finally, you understand that if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you in the same manner.

TERMS AND CONDITIONS APPLICABLE TO NON-U.S. PARTICIPANTS
In accepting this Option, you acknowledge, understand and agree to the following:
1.Data Privacy Information. The Company is located at 30 3rd Street, San Francisco, CA 94103, United States, and grants Awards to employees of the Company and its Affiliates, at the Company’s sole discretion. If you would like to participate in the Plan, please review the following information about the Company’s data processing practices.
The following provision applies to Participants who work and/or reside outside the European Union/European Economic Area.
Data Collection and Usage. You hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of your personal data as described in the Grant Notice and the Agreement by and among, as applicable, the Company, the Service Recipient and other Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
Data Processing. You understands that the Company and the Service Recipient may hold certain personal information about you, including, without limitation, your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality and citizenship, job title, any shares of Common Stock or directorships held in the Company, details of all Awards or other entitlements to shares of Common Stock, granted, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.
Stock Plan Administration, Data Transfer, Retention and Data Subject Rights. You understand that the Data will be transferred to Charles Schwab & Co., Inc. (including its affiliated companies) (“Schwab”) and /or Equity Plan Solutions (“EPS”), which are assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in your country of work and/or residence, or elsewhere, and that any recipient’s country may have different data privacy laws and protections than your country of work and/or residence. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorizes the Company, Schwab, EPS and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Continuous Service will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you the Option or other equity awards or administer or maintain such awards. Therefore, you understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
The following provision applies to Participants who work and/or reside inside the European Union/European Economic Area (including the United Kingdom).

Data Collection and Usage. The Company, the Service Recipient, and other Affiliates collect, process, transfer and use personal data about you that is necessary for the purpose of implementing, administering and managing the Plan. This personal data may include your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality and citizenship, job title, any shares of Common Stock or directorships held in the Company, details of all Awards or other entitlements to shares of Common Stock, granted, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), which the Company receives from you or the Service Recipient.
Purposes and Legal Bases of Processing. The Company processes the Data for the purpose of performing its contractual obligations under the Agreement, granting Options, implementing, administering and managing your participation in the Plan. The legal basis for the processing of the Data by the Company and the third party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under the Agreement and for the Company’s legitimate business interests of managing the Plan and generally administering employee equity awards.
Stock Plan Administration Service Providers. The Company transfers Data to Charles Schwab & Co., Inc. (including its affiliated companies) (“Schwab”) and/or Equity Plan Solutions (“EPS”), independent service providers with operations, relevant to the Company, in Canada and the United States, which assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share your Data with another service provider that serves in a similar manner. The Company’s service provider may open an account for you to receive and trade shares of Common Stock. The processing of your Data will take place through both electronic and non-electronic means. You may be asked to agree on separate terms and data processing practices with Schwab or EPS, with such agreement being a condition of the ability to participate in the Plan.
International Data Transfers. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any then-current recipients of the Data by contacting your local human resources representative. When transferring Data to its affiliates, Schwab and EPS, the Company provides appropriate safeguards described in the Company’s applicable policy on data privacy.
Data Retention. The Company will use your Data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities, and labor laws. When the Company no longer needs your Data, the Company will remove it from its systems. The Company may keep some of your Data longer to satisfy legal or regulatory obligations and the Company’s legal basis for such use would be necessity to comply with legal obligations.
Contractual Requirement. Your provision of Data and its processing as described above is a contractual requirement and a condition to your ability to participate in the Plan. You understands that, as a consequence of your refusing to provide Data, the Company may not be able to allow you to participate in the Plan, grant Options to you or administer or maintain such Options. However, your participation in the Plan and your acceptance of the Option Agreement are purely voluntary. While you will not receive Options if you decide against participating in the Plan or providing Data as described above, your career and salary will not be affected in any way.
Data Subject Rights. You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (i) request access or copies of your Data the Company processes, (ii) rectify incorrect Data and/or delete your Data, (iii) restrict processing of your Data, (iv) portability of your Data, (v) lodge complaints with the competent data protection authorities in your country and/or (vi) obtain a list with the names and addresses of any recipients of your Data. To receive clarification regarding your rights or to exercise your rights please contact the Company at Unity Software Inc., stockadmin@unity3d.com, Attn: Stock Administrator.

2.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect your ability to directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of shares of Common Stock or rights to the shares of Common Stock, or rights linked to the value of Common Stock during such times as you are considered to have “inside information” regarding the Company (as defined by the Applicable Laws). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by you before possessing the inside information. Furthermore, you may be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
3.Language. You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. Furthermore, if you have received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
4.Foreign Asset/Account Reporting Requirements. You acknowledge that there may be certain foreign asset and/or account, exchange control and/or tax reporting requirements which may affect your ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including any proceeds arising from the sale of shares of Common Stock or the payment of any cash dividends on the Common Stock) in a bank or brokerage account outside your country. Applicable Laws may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country through a designated bank or broker within a certain time after receipt. It is your responsibility to be compliant with such regulations and you should speak with your personal advisor on this matter.
5.Additional Acknowledgments and Agreements. In accepting this Option, you also acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company;
(d)the Option grant and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Service Recipient, or any Affiliate, and shall not interfere with the ability of the Company, the Service Recipient or any Affiliate, as applicable, to terminate your employment or service relationship at any time;
(e)You are voluntarily participating in the Plan;
(f)the Option and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)The Option and the shares of Common Stock subject to the Option, and the income from and value of same, are an extraordinary item of compensation outside the scope of your employment or service contract, if any, and is not to be considered part of your normal or expected compensation for any purpose, including calculating severance, resignation, redundancy, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement benefits or similar payments.
(h)the future value of the Common Stock underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;
(i)if the underlying shares of Common Stock do not increase in value, the Option will have no value;
(j)if you exercise the Option and acquire shares of Common Stock, the value of such Common Stock may increase or decrease in value, even below the Exercise Price;
(k)unless otherwise agreed with the Company, the Option and the shares of Common Stock underlying the Option, and the income from and value of same, are not granted as consideration for, or in connection with, service you may provide as a director of an Affiliate;
(l)no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any);
(m)for purposes of the Option, your Continuous Service will be considered terminated as of the date you are no longer actively providing service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any), and unless otherwise determined by the Company or provided in the Agreement, your right to vest in the Option and the period (if any) during which you may exercise the Option after such termination of your Continuous Service will terminate as of such date and will not be extended by any notice period (e.g., your period of Continuous Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Applicable Laws in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing service for purposes of your Option grant (including whether you may still be considered to be providing service while on a leave of absence);
(n)unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;
(o)the Option and the shares of Common Stock subject to the Option are not part of normal or expected compensation or salary for any purpose; and
(p)neither the Company, the Service Recipient nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise.
BELGIUM
Notifications
Foreign Asset / Account Tax Reporting Information. Belgian residents are required to report any security or bank accounts (including brokerage accounts) opened and maintained outside Belgium on their annual tax return. In a separate report, they must provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which such account was opened). The forms to complete this report are available on the website of the National Bank of Belgium.

Tax Notification. Affirmatively accepting stock options in writing within 60 days after the date of the Option offer (i.e., the date on which you are first notified in writing of the material terms and conditions of the Option grant), will result in taxation of the Option on the 60th day after the offer date. If the Option is accepted more than 60 days after the Option offer, the Option will be taxed at exercise. You should consult with your personal tax advisor to ensure compliance with applicable tax obligations.
CANADA
Terms and Conditions
Method of Payment. The following provision supplements and modifies Section 2(b) of the Global Stock Option Agreement:
For avoidance of doubt, you are prohibited from surrendering shares of Common Stock that you already own to pay the Exercise Price or any Tax Liability in connection with the exercise of the Option. The Company reserves the right to permit this method of payment depending upon the development of local law.
Termination of Service. The following provision replaces Section 5(m) of the Terms and Conditions Applicable to All Non-U.S. Participants set forth above:
For purposes of the Option, your Continuous Service will be considered terminated as of the date that is the earliest of (i) the date of termination of your Continuous Service, (ii) the date you receive notice of termination from the Service Recipient, and (iii) the date you are no longer actively providing service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of Canadian labor laws or the terms of your employment or service agreement, if any), and unless otherwise determined by the Company or provided in the Agreement, your right to vest in the Option and the period (if any) during which you may exercise the Option after such termination of your Continuous Service will terminate as of such date and will not be extended by any notice period (e.g., your period of Continuous Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Canadian employment laws or the terms of your employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Option grant (including whether you may still be considered to be providing services while on a leave of absence). Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the Option under the Plan, if any, will terminate effective as of the last day of the your minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the your statutory notice period, nor will you be entitled to any compensation for lost vesting;
The following provisions will apply if you are a resident of Quebec:
Authorization to Release and Transfer Necessary Personal Information. The following provision supplements Section 1 of the Terms and Conditions Applicable to All Non-U.S. Participants set forth above:
You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and/or any Affiliate to disclose and discuss the Plan with their advisors. You further authorizes the Company and any Affiliate to record such information and to keep such information in your employee file.
French Language Provision. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la Convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Notifications
Securities Law Information. The sale or other disposal of the shares of Common Stock acquired at exercise of the Option may not take place within Canada. You will be permitted to sell or dispose of any shares of Common Stock under the Plan only if such sale or disposal takes place outside Canada on the facilities on which such shares are traded (i.e., the New York Stock Exchange).
Foreign Asset/Account Reporting Information. You are required to report any foreign specified property on form T1135 (Foreign Income Verification Statement) if the total value of the foreign specified property exceeds C$100,000 at any time in the year. Foreign specified property includes shares of Common Stock acquired under the Plan, and may include the Option. The Option must be reported (generally at a nil cost) if the $100,000 cost threshold is exceeded because of other foreign specified property you hold. If shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily would equal the fair market value of the Common Stock at the time of acquisition, but if you own other Shares, this ACB may have to be averaged with the ACB of the other shares of Common Stock. The form must be filed by April 30 of the following year. You should consult with your personal legal advisor to ensure compliance with applicable reporting obligations.
CHINA
Terms and Conditions
The following provisions apply to you if you are a People’s Republic of China (“PRC”) national:
Exercise of Option. The following provision supplements and modifies Sections 2 and 3 of the Global Stock Option Agreement.
Due to legal restrictions, the Option shall become exercisable by you only at such time as the shares of Common Stock are not subject to a market stand-off or lock-up agreement and all necessary exchange control and other approvals from the PRC State Administration of Foreign Exchange or its local counterpart (“SAFE”) have been received for Options granted under the Plan, as determined by the Company in its sole discretion (the “Liquidity Date”). Unless otherwise determined by the Committee, to exercise the Option, you must pay the Exercise Price by a “Cashless Exercise” as described in Section 2(b)(ii) of the Global Stock Option Agreement, and the net cash proceeds from such exercise will be remitted to you in accordance with applicable exchange control law. In the event shares of Common Stock are issued upon exercise of the Option, the Company has discretion to arrange for the sale of the shares of Common Stock issued, either immediately upon exercise or at any time thereafter and the Company may require you to hold such shares of Common Stock in a designated brokerage account.
In the event your Continuous Service terminates after the Liquidity Date, all unvested Options will be forfeited and you must exercise any vested Options within such time as required by the Company’s SAFE approval (but in no event beyond the applicable time limit set forth in the Grant Notice and Global Stock Option Agreement). However, if your Continuous Service with terminates prior to the Liquidity Date for any reason other than Cause, and you are unable to exercise the Option within the applicable time period specified in Section 3 of the Global Stock Option Agreement due to the legal restrictions described above, the Option, to the extent vested and unexercised on the date on which your Continuous Service terminated, may be exercised by you at any time prior to the expiration of twenty-four (24) months after the date on which your Continuous Service terminated or within such shorter period as required by the Company’s SAFE approval, but in any event no later than the Expiration Date.
If or to the extent the Company is unable to obtain or maintain SAFE approval, the Option may not be exercised and no shares of Common Stock subject to the Options shall be issued.

Exchange Control Obligations. You understand and agree that you will be required to immediately repatriate to China the proceeds from the sale of any shares of Common Stock acquired under the Plan and any cash dividends paid on such shares of Common Stock. You further understand that such repatriation of proceeds may need to be effected through a special bank account established by the Company (or an Affiliate), and you hereby consent and agree that any sale proceeds and cash dividends may be transferred to such special account by the Company (or an Affiliate) on your behalf prior to being delivered to you and that no interest shall be paid with respect to funds held in such account.
The proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you understands that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to you in local currency, you acknowledge that the Company (or an Affiliate) is under no obligation to secure any particular exchange conversion rate and that the Company (or an Affiliate) may face delays in converting the proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the shares of Common Stock are sold and the net proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company (or an Affiliate) in the future in order to facilitate compliance with exchange control requirements in China.
COLOMBIA
Terms and Conditions
Nature of Grant. Pursuant to article 127 of the Colombian Labor Code, neither the Option nor any proceeds or other funds you may receive pursuant to the Option will be considered a salary payment for any legal purpose, including, but not limited to, determining vacation pay, termination indemnities, payroll taxes or social insurance contributions. In consequence, the Option and any proceeds or other funds you may receive pursuant to the Option will be considered as non-salary payments as per Article 128 of the Colombian Labor Code (as amended by Article 15 of Law 50 of 1990) and Article 17 of Law 344 of 1996.
Notifications
Securities Law Information. The shares of Common Stock are not and will not be registered in the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and, therefore, the shares of Common Stock may not be offered to the public in Colombia. Nothing in the Grant Notice, the Agreement, the Plan or any other document related to the Option shall be construed as the making of a public offer of securities in Colombia.
Exchange Control Information. You are responsible for complying with any and all Colombian foreign exchange requirements in connection with the Option, any shares of Common Stock acquired and funds remitted out of or into Colombia in connection with the Plan. This may include, among others, reporting obligations to the Central Bank (Banco de la República) and, in certain circumstances, repatriation requirements. You are responsible for ensuring your compliance with any applicable requirements and should speak to your personal legal advisor on this matter.
Foreign Asset / Account Tax Reporting Information. You must file an annual return providing details of assets held abroad to the Colombian Tax Office (Dirección de Impuestos y Aduanas Nacionales). If the individual value of these assets exceeds a certain threshold (currently 3,580 UVT or approximately COP 118,698,000), you must identify and characterize each asset, specify the jurisdiction in which it is located, and provide its value.
You should consult with your personal legal advisor to ensure compliance with the applicable requirements.

DENMARK
Terms and Conditions
Stock Option Act Notification. You acknowledge you have been provided with an Employer statement translated into Danish, which is being provided to comply with the Danish Stock Option Act. The Employer statement is attached hereto as Exhibit B.
Notifications
Foreign Asset / Account Tax Reporting Information. If you establish an account holding shares of Common Stock or cash outside Denmark, you must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank.
FINLAND
There are no country-specific terms.
FRANCE
Terms and Conditions
Option Type. The Option is not intended to qualify for specific tax or social security treatment in France.
Language Consent. By accepting the Option, you confirm having read and understood the documents relating to this grant (the Plan and the Agreement), which were provided in English language. You accepts the terms of those documents accordingly.
En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.
Notifications
Foreign Asset/Account Reporting Notification. French residents holding cash or securities (including shares of Common Stock acquired under the Plan) outside France must declare such accounts to the French Tax Authorities when filing their annual tax returns.
GERMANY
Notifications
Exchange Control Notification. Cross-border payments in excess of €12,500 (including transactions made in connection with the sale of securities) must be reported monthly to the German Federal Bank (Bundesbank). If you make or receive a payment in excess of this amount in connection with your participation in the Plan, you must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).
Foreign Asset/Account Reporting Notification. If your acquisition of shares of Common Stock under the Plan leads to a “qualified participation” at any point during the calendar year, you will need to report the acquisition when you file your tax return for the relevant year. A qualified participation is attained if (i) the value of the shares of Common Stock acquired exceeds EUR 150,000 or (ii) in the unlikely event you hold shares of Common Stock exceeding 10% of the total Common Stock. However, if the shares of Common Stock are listed on a recognized U.S. stock exchange and you own less than 1% of the Company, this requirement will not apply to you.

IRELAND
Notifications
Director Notification Obligation. Directors, shadow directors or secretaries of an Irish Affiliate must notify the Irish Affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., Options granted under the Plan, shares of Common Stock, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five business days of becoming a director or secretary if such an interest exists at the time, but only to the extent such individuals own 1% or more of the total Common Stock. If applicable, this notification requirement also applies with respect to the interests of the spouse or children under the age of 18 of the director, shadow director or secretary (whose interests will be attributed to the director, shadow director or secretary).
JAPAN
Notifications
Exchange Control Notification. If you pay more than ¥30,000,000 in a single transaction for the purchase of shares of Common Stock when you exercise the Option, you must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan.
Foreign Asset / Account Reporting Information. You will be required to report details of any assets held outside Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th each year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether the requirement extends to any outstanding Options, shares of Common Stock and/or cash acquired under the Plan.
Please note that a Payment Report is required independently from a Securities Acquisition Report. Therefore, you must file both a Payment Report and a Securities Acquisition Report if the total amount you pay in a single transaction for exercising the Option and purchasing shares of Common Stock exceeds ¥50,000,000.
LITHUANIA
Terms and Conditions
Language Consent. By accepting the Option, you unambiguously and irrevocably confirm having read and understood the documents relating to the option right (the Plan and the Agreement), which were prepared and provided in English language. You confirm and declare fully and wholly accepting the terms of those documents accordingly.
Priimdamas Opcioną, Dalyvis nedviprasmiškai ir neatšaukiamai patvirtina, jog, perskaitė ir suprato dokumentus susijusius su opciono teise (Planą ir Sutartį), kurie yra parengti ir pateikti anglų kalba. Atitinkamai, Dalyvis patvirtina ir pareiškia, jog pilvai ir visiškai sutinka su šiuose dokumentuose išdėstytomis sąlygomis.
Notifications
Foreign Asset / Account Reporting Information. Lithuanian residents holding shares of Common Stock acquired under the Plan outside Lithuania (in the securities accounts open with the non-Lithuanian brokers, credit institutions or similar) have to declare their foreign accounts where such securities are held to State Tax Inspectorate of the Republic of Lithuania (“STI”).
Tax Reporting Requirements. You must file an annual tax return providing details of income received from abroad (including income in kind – the shares of Common Stock once they are obtained under the title of ownership) to the STI.
NETHERLANDS
There are no country-specific terms.

SINGAPORE
Terms and Conditions
Restriction on Sale of Shares. The Option is subject to section 257 of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and you will not be able to make any subsequent offer to sell or sale of the shares of Common Stock in Singapore, unless such offer or sale is made (1) after six (6) months from the Date of Grant or (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Notifications
Securities Law Notice. The offer of the Plan, the grant of the Option, and the value of the underlying shares of Common Stock on exercise are being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification. You understand and acknowledge that if you are a director, associate director or shadow director of a Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act, regardless of whether you are a Singapore resident or employed in Singapore. Among these requirements is an obligation to notify the Singapore Affiliate in writing when you receive an interest (e.g., Options or shares of Common Stock) in the Company. In addition, you must notify the Singapore Affiliate when you sell shares of Common Stock (including when you sell shares of Common Stock acquired under the Plan). These notifications must be made within two days of acquiring or disposing of any interest in the Company. In addition, a notification must be made of your interests in the Company within two days of becoming a director, associate director or shadow director.
SOUTH KOREA
Notifications
Foreign Asset / Account Tax Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency). You should consult with your personal tax advisor to ensure compliance with the applicable requirements.
SPAIN
Terms and Conditions
Nature of Grant. The following provision supplements Section 5 of the Terms and Conditions Applicable to All Non-U.S. Participants set forth above:
In accepting the Option, you acknowledge that you consent to participation in the Plan and have received a copy of the Plan.
You understand that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant Options under the Plan to Employees, Consultants, and Directors throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Affiliate on an ongoing basis. Consequently, you understand that the Option is granted on the assumption and condition that the Option and any shares of Common Stock acquired under the Plan are not part of any employment contract (either with the Company or any other Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, you understand that this grant would not be made but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Option shall be null and void.
You understand and agree that, as a condition of the grant of the Option, unless otherwise provided in the Agreement, the termination of your Continuous Service for any reason (including the reasons listed below) will automatically result in the loss of the Option to the extent the Option has not vested and become exercisable as of the date you are no longer actively providing service. In particular, unless otherwise provided in the Agreement, you understand and agree that any unvested portion of the Option as of the date you are no longer actively providing service and any vested portion of the Option not exercised within the post-termination exercise period set out in this Agreement will be forfeited without entitlement to the underlying shares of Common Stock or to any amount of indemnification in the event of a termination of your Continuous Service by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient and under Article 10.3 of the Royal Decree 1382/1985. You acknowledge that you have read and specifically accept the conditions referred to in the Global Stock Option Agreement as well as Section 5 of the Terms and Conditions Applicable to All Non-U.S. Participants (as supplemented by this provision).
Notifications
Securities Law Information. No “offer of securities to the public,” within the meaning of Spanish law, has taken place or will take place in the Spanish territory in connection with the Option. The Plan, the Agreement and any other documents evidencing the grant of the Option have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.
Exchange Control Information. The acquisition, ownership and disposition of stock in a foreign company (including shares of Common Stock) must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be made in January for shares of Common Stock acquired or disposed of during the prior year and/or for shares of Common Stock owned as of December 31 of the prior year; however, if the value of the Common Stock acquired or sold exceeds €1,502,530 (or you holds 10% or more of the share capital of the Company or such other amount that would entitle you to join the Board), the declaration must be filed within one month of the acquisition or disposition, as applicable.
In addition, you may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any shares of Common Stock acquired under the Plan) and any transactions with non-Spanish residents (including any payments of shares of Common Stock made to you by the Company) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.
Foreign Asset/Account Reporting Information. You are required to report rights or assets deposited or held outside of Spain (including shares of Common Stock acquired under the Plan or cash proceeds from the sale of such shares of Common Stock) as of December 31 of each year, if the value of such rights or assets exceeds €50,000 per type of right or asset. After such rights and/or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than €20,000 or if the ownership of the assets is transferred or relinquished during the year.
The exchange control and foreign asset / account reporting requirements in Spain are complex. You should consult your personal legal and tax advisors to ensure compliance with the applicable requirements.

SWEDEN
Terms and Conditions
Authorization to Withhold. The following provision supplements Section 4 of the Global Stock Option Agreement:
Without limiting the Company’s or the Service Recipient’s authority to satisfy their withholding obligations for any Tax Liability as set forth in Section 4 of the Global Stock Option Agreement, in accepting the Option, you authorize the Company and/or the Service Recipient to withhold or sell shares of Common Stock otherwise deliverable to you upon exercise to satisfy any Tax Liability, regardless of whether the Company or the Service Recipient has a withholding obligation on any such Tax Liability.
TAIWAN
Terms and Conditions
Securities Law Information. The offer of participation in the Plan is available only for Employees and Consultants. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Data Privacy. The following provision supplements Section 1 of the Terms and Conditions Applicable to All Non-U.S. Participants set forth above:
You hereby acknowledge having read and understood Section 1 of the Terms and Conditions Applicable to All Non-U.S. Participants set forth above and, by participating in the Plan, agree to such terms. In this regard, upon request of the Company or an Affiliate, you agree to provide any executed data privacy consent form (or any other agreements or consents that may be required by the Company or an Affiliate) that the Company and/or an Affiliate may deem necessary under applicable data privacy laws, either now or in the future. You understand that you will not be able to participate in the Plan if you fail to execute any such consent or agreement.
Notifications
Exchange Control Information. Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock) into and out of Taiwan up to a certain amount per year. You understand that if you are a Taiwanese resident, and the transaction amount exceeds US $500,000 in a single transaction, you may need to submit a foreign exchange transaction form and provide supporting documentation to the satisfaction of the remitting bank.
UNITED KINGDOM
Terms and Conditions
Tax Responsibility and Satisfaction. The following provision supplements Section 4 of the Global Stock Option Agreement:
Income tax and national insurance contributions may arise on exercise of (or any other dealing in) the Option, and you agree as a condition of exercise of the Option to meet any such Tax Liability, including your primary Class 1 and the Service Recipient’s secondary Class 1 national insurance contributions (“NICs”) arising on exercise of the Option for which the Service Recipient is required to account to Her Majesty’s Revenue and Customs (“HMRC”). It is a condition of exercise of the Option that, if required by the Company or any Affiliate, you enter into such arrangements as the Company or any Affiliate may require for satisfaction of those Tax Liabilities. You acknowledge that you may be required as a condition of exercise of the Option to enter into a joint election whereby the Service Recipient’s liability for NICs is transferred to you on terms set out in the election and approved by HMRC.

Without limitation to Section 4 of the Global Stock Option Agreement, you agree that you are responsible for all Tax Liability and hereby covenant to pay all such Tax Liability, as and when requested by the Company or an Affiliate or by HMRC (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and its Affiliates against any Tax Liability they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.
Notwithstanding the foregoing, if you are a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), you understand that you may not be able to indemnify the Company for the amount of any withholding obligation for Tax Liability not collected from or paid by you, in case the indemnification could be considered to be a loan. In this case, the Tax Liability not collected or paid within 90 days of the end of the U.K. tax year in which the taxable event occurs may constitute a benefit to you on which additional income tax and NICs may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or an Affiliate (as appropriate) the amount of any employee NICs due on this additional benefit, which may also be recovered from you by any of the means referred to in Section 4 of the Global Stock Option Agreement.

Participant:
Date:

EXHIBIT B
Unity Software Inc.
2020 Equity Incentive Plan
Denmark - Employer Statement

AFTALE OM TILDELING AF AKTIEOPTIONER, HERUNDER ERKLÆRING I HENHOLD TIL AKTIEOPTIONSLOVEN	AGREEMENT CONCERNING GRANTING OF OPTIONS, INCLUDING STATEMENT PURSUANT TO THE DANISH STOCK OPTION ACT

Unity Technologies ApS Loevstraede 5, DK-1152 København K Danmark (det “Danske Selskab”)	Unity Technologies ApS Loevstraede 5, DK-1152 Copenhagen K Denmark (the “Danish Company”)

og	and

Den i Tildelingsmeddelelsen anførte Optionsindehaver (“Medarbejderen”)	The Optionholder named in the Grant Notice (the “Employee”)

og	and

Unity Software Inc. 30 3rd Street San Francisco, California 94103 USA (“Selskabet”)	Unity Software Inc. 30 3rd Street San Francisco, California 94103 USA (the “Company”)

indgået denne aftale (den “Danske Aftale”) i relation til de aktieoptioner (“Optioner”), som Selskabet har tildelt Medarbejderen. Den Danske Aftale udgør endvidere en erklæring til Medarbejderen i henhold til lov om brug af køberet eller tegningsret til aktier m.v. i ansættelsesforhold (“Aktieoptionsloven”) § 3, stk. 1.	have entered into this agreement (the “Danish Agreement”) concerning the stock options (the “Options”) granted by the Company to the Employee. The Danish Agreement also constitutes a statement to the Employee pursuant to section 3 (1) of the Danish Act on the exercise of stock acquisition rights or stock subscription rights in employment relationships, etc. (the “Stock Option Act”).

I tilfælde af uoverensstemmelser mellem den Danske Aftale og Medarbejderens ansættelsesaftale med det Danske Selskab har den Danske Aftale forrang.	In the event of any discrepancies between the Danish Agreement and the Employee’s contract of employment with the Danish Company, this Danish Agreement shall prevail.

Selskabet har vedtaget et aktieoptionsprogram, der omfatter medarbejdere i Selskabet og dettes tilknyttede virksomheder, herunder det Danske Selskabs medarbejdere. Vilkårene for aktieoptionsprogrammet, der også omfatter de Optioner, der tildeles i medfør af den Danske Aftale, er fastsat i “Unity Software Inc. 2020 Equity Incentive Plan” (“Planen”) og “Unity Software Inc. Global Stock Option Agreement and Stock Option Grant Notice (“Aktieoptionsaftalen”) (Planen og Aktieoptionsaftalen benævnes herefter samlet “Aktieoptionsprogrammet”). Denne Danske Aftale er betinget af Medarbejderens indgåelse af Aktieoptionsaftalen.	The Company has adopted a stock option program covering the employees of the Company and its affiliates, including the employees of the Danish Company. The terms of the stock option program, which also include the Options granted under the Danish Agreement, are set forth in the Unity Software Inc. 2020 Equity Incentive Plan (the “Plan”) and the Unity Software Inc. Global Stock Option Agreement and Stock Option Grant Notice (the “Stock Option Agreement”), (the Plan and Stock Option Agreement are hereinafter referred to as the “Stock Option Program”). This Danish Agreement is contingent on the Employee’s concurrent execution of the Stock Option Agreement.

Vilkårene i Aktieoptionsprogrammet finder anvendelse på Medarbejderens Optioner, medmindre den Danske Aftale fastsætter vilkår, der fraviger vilkårene i Aktieoptionsprogrammet. I sådanne tilfælde har den Danske Aftales vilkår forrang.	The terms of the Stock Option Program apply to the Employee’s Options, unless the Danish Agreement stipulates terms that deviate from the terms of the Stock Option Program. In such situations, the terms of the Danish Agreement shall prevail.

Definitioner anvendt i den Danske Aftale skal have samme betydning som i Aktieoptionsprogrammet, medmindre andet følger af den Danske Aftale.	The definitions of the Danish Agreement shall have the same meaning as the definitions of the Stock Option Program, unless otherwise provided by the Danish Agreement.

1	OPTIONER OG VEDERLAG	1	OPTIONS AND CONSIDERATION

1.1	Medarbejderen tildeles løbende efter Selskabets Bestyrelses ("Bestyrelsen") diskretionære beslutning Optioner, der giver ret til at købe aktier (“Aktier”) i Selskabet. Optionerne tildeles vederlagsfrit.	1.1	The Employee is granted Options on a current basis at the discretion of the Company’s Board of Directors (the “Board”) entitling the Employee to purchase shares of common stock (“Shares”) in the Company. The Options are granted free of charge.

1.2	Købsprisen pr. Aktie (“Købsprisen”), der betales ved udnyttelse af en Option, svarer til Markedsprisen pr. aktie for Selskabets aktier på Optionens tildelingsdag som fastsat af Bestyrelsen og i Planens punkt 4(b).	1.2	The exercise price per Share (the “Exercise Price”) at which an Option may be exercised shall be equivalent to the Fair Market Value per share of the Company’s common stock on the effective date of the grant of the Option as determined by the Board and as further specified in Section 4(b) of the Plan.

2	KRITERIER ELLER BETINGELSER FOR TILDELINGEN	2	CRITERIA OR CONDITIONS FOR THE GRANT

2.1	Medarbejdere, konsulenter og bestyrelsesmedlemmer i Selskabet eller en tilknyttet virksomhed, der er udpeget af Lønudvalget på Optionens tildelingsdag, er berettigede til at deltage i Aktieoptionsprogrammet.	2.1	Employees, consultants and directors of the Company or an affiliate of the Company designated by the Committee on the effective date of the grant may be eligible to participate.

3	ØVRIGE VILKÅR	3	OTHER TERMS AND CONDITIONS

3.1	Optionerne tildeles i overensstemmelse med Aktieoptionsprogrammet.	3.1	The Options are granted under the Stock Option Program.

3.2	Optionerne tildeles efter Lønudvalgets skøn i Aktieprogrammets løbetid.	3.2	The Options are granted at the discretion of the Committee during the term of the Stock Option Program.

3.3	Optionerne optjenes efter følgende i Tildelingsmeddelelsen anførte skema.	3.3	The Options shall vest according to the schedule set forth in the Grant Notice.

3.4	Modningen er betinget af, at Medarbejderen er ansat i det Danske Selskab eller en anden med Selskabet koncernforbundet enhed, og der tildeles ikke Optioner og Optioner modnes ikke efter ansættelsesforholdets ophør, uanset årsag hertil, jf. dog nedenfor. Modningen af Optioner påvirkes ikke af lovreguleret orlov.	3.4	The vesting of Options is conditional on the Employee being employed with the Danish Company or another entity in the Company group and no Options are granted or shall vest after the termination of such employment, regardless of the reason for such termination, cf. however below. The vesting of Options is not influenced by statutory leave.

4	UDNYTTELSE	4	EXERCISE

4.1	Modnede Optioner kan udnyttes som fastsat i punkt 3.3.	4.1	Outstanding Options may be exercised once vested as stated in clause 3.3.

4.2	Ikke-modnede Optioner kan ikke udnyttes medmindre Bestyrelsen træffer anden beslutning herom.	4.2	Unvested Options cannot be exercised, unless determined otherwise specified by the Board.

4.3	Optionerne bortfalder på ti-årsdagen for tildeling.	4.3	Options expire no later than 10 years after the date of grant.

5	OPSIGELSE	5	TERMINATION

5.1	I tilfælde af, at Medarbejderens ansættelsesforhold ophører på grund af Medarbejderens handicap, kan Optionen, i det omfang denne ikke er udnyttet og kan udnyttes for modnede aktier på tidspunktet, hvor Medarbejderens ansættelse ophører, til enhver tid udnyttes af Medarbejderen (eller Medarbejderens værge eller juridiske repræsentant) inden udløbet af en periode på tolv (12) måneder efter fratrædelsesdatoen, men under ingen omstændigheder senere end Optionens Udløbsdato.	5.1	If the Employee’s employment terminates because of the disability of the Employee, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Employee’s employment terminated, may be exercised by the Employee (or the Employee’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the employment terminates, but in any event no later than the Option Expiration Date.

5.2	I tilfælde af, at Medarbejderens ansættelsesforhold ophører på grund af Medarbejderens død, kan Optionen, i det omfang denne ikke er udnyttet og kan udnyttes for modnede aktier på tidspunktet, hvor Medarbejderens ansættelse ophører, til enhver tid udnyttes af Medarbejderens juridiske repræsentant eller anden person, som har opnået ret til at udnytte Optionen som følge af Medarbejderens død, inden udløbet af en periode på tolv (12) måneder efter fratrædelsesdatoen, men under ingen omstændigheder senere end Optionens Udløbsdato. Medarbejderens ansættelse anses for ophørt på grund af død, hvis Medarbejderen dør inden for tre (3) måneder efter fratrædelsesdatoen. Endvidere kan, i det i Tildelingsmeddelelsen anførte omfang, modningen af ikke-modnede Optioner accelereres efter fratræden på grund af død.	5.2	If the Employee’s employment terminates because of the death of the Employee, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Employee’s employment terminated, may be exercised by the Employee’s legal representative or other person who acquired the right to exercise the Option by reason of the Employee’s death at any time prior to the expiration of twelve (12) months after the employment terminates, but in any event no later than the Option Expiration Date. The Employee’s employment shall be deemed to have terminated on account of death if the Participant dies within three (3) months after the employment terminates. Further, to the extent set forth in the Grant Notice, the vesting of unvested Options may be accelerated upon termination due to death.

5.3	I tilfælde af det Danske Selskabs opsigelse/bortvisning som følge af Medarbejderens misligholdelse af ansættelsesaftalen bortfalder Medarbejderens ikke- udnyttede Optioner uden kompensation pr. ansættelsesforholdets ophør.	5.3	If the Danish Company terminates/summarily dismisses the Employee due the Employee’s breach of the employment agreement, all Options, which have not been exercised at the time of termination, will lapse without further notice or compensation as of the date the employment terminates.

5.4	I tilfælde af det Danske Selskabs opsigelse af Medarbejderen af andre årsager, bortset fra handicap, død eller misligholdelse af ansættelsesaftalen, kan Optionen, i det omfang denne ikke er udnyttet og kan udnyttes for modnede aktier på tidspunktet, hvor Medarbejderens ansættelse ophører, til enhver tid udnyttes af Medarbejderen inden udløbet af en periode på tre (3) måneder efter fratrædelsesdatoen, men under ingen omstændigheder senere end Optionens Udløbsdato.	5.4	If the Danish Company terminates/dismisses the Employee for any other reason, except Disability, death or breach of the employment agreement, the Option, to the extent unexercised and exercisable for vested shares by the Employee on the date on which the Employee’s employment is terminated, may be exercised by the Employee at any time prior to the expiration of three (3) months after the employment terminates, but in any event no later than the Option Expiration Date.

6	REGULERING AF OPTIONER	6	ADJUSTMENT OF THE OPTIONS
6.1	Regulering ved kapitalændringer	6.1	Adjustment in connection with capital changes
	Ved en ændring i antallet af udestående Ordinære Aktier som følge af en ændring i Selskabets kapitalstruktur uden vederlag såsom aktieudbytte, rekapitalisering, aktiesplit, omvendt aktiesplit, opdeling og omklassificering, kan der, som yderligere reguleret i Aktieoptionsprogrammet, gennemføres justeringer, der kan påvirke Aktieoptionsprogrammet, herunder en justering af antallet af samt klassen af de Ordinære Aktier, der kan opnås i henhold til Programmet, af Købsprisen pr. aktie og af det antal Ordinære Aktier for hver option i henhold til Programmet, der endnu ikke er udnyttet.		As further set out in the Stock Option Program, if the number of outstanding shares of Common Stock is changed by a modification in the capital structure of the Company without consideration such as a stock dividend, recapitalization, stock split, reverse stock split, subdivision or reclassification then adjustments may be made that may impact the Stock Option Program including adjusting of the number and class of Common Stock that may be delivered under the Stock Option Program, the Exercise Price per share and the number of shares of Common Stock covered by each option under the Stock Option Program which has not yet been exercised.

6.2	Andre ændringer	6.2	Other changes
	Såfremt der sker ændring i Selskabets ejerforhold, kan der ske andre ændringer i Aktieoptionsprogrammet, som beskrevet deri.		If there is a change in control of the Company adjustments may be made to the Stock Option Program as further set out therein.

6.3	Lønudvalgets regulering af Optioner	6.3	Committee’s regulation of Options
	Lønudvalgets bemyndigelse til at regulere Optionerne i de i punkt 6 omhandlede situationer er underlagt punkt 6 i Planen og punkt 7 i Aktieoptionsaftalen.		The Committee’s authority to regulate the Options in the situations comprised by this section 6 shall be governed by section 6 of the Plan and section 7 of the Stock Option Agreement.

7	ØKONOMISKE ASPEKTER VED DELTAGELSE I ORDNINGEN	7	THE FINANCIAL ASPECTS OF PARTICIPATING IN THE SCHEME

7.1	Optionerne er risikobetonede værdipapirer, der er afhængige af aktiemarkedet og Selskabets resultater. Som følge heraf er der ingen garanti for, at udnyttelsen af Optionerne udløser en fortjeneste. Optionerne skal ikke medregnes ved opgørelsen af feriepenge, fratrædelsesgodtgørelse, godtgørelse eller kompensation fastsat ved lov, pension og lignende.	7.1	7.1 The Options are risky securities influenced by the capital market and the Company’s results. Consequently, there is no guarantee that the exercise of the Options will trigger a profit. The Options are not to be included in the calculation of holiday allowance, severance pay, statutory allowance and compensation, pension and similar payments.

8	SKATTEMÆSSIGE FORHOLD	8	TAX MATTERS

8.1	De skattemæssige konsekvenser for Medarbejderen som følge af tildelingen af Optionerne og den efterfølgende udnyttelse heraf er det Danske Selskab og Selskabet uvedkommende. Det Danske Selskab opfordrer Medarbejderen til selvstændigt at indhente rådgivning om den skattemæssige behandling af tildeling og udnyttelse af Optionerne.	8.1	Any tax consequences for the Employee arising out of the Options and the exercise thereof are of no concern to the Danish Company or the Company. The Danish Company encourages the Employee to obtain individual tax advice in relation to the effect of grant and exercise of the Options

9	OVERDRAGELSE OG PANTSÆTNING AF WARRANTS MV.	9	TRANSFER AND PLEDGING OF OPTIONS, ETC.

9.1	Optionerne er personlige og kan hverken sælges, bortgives, pantsættes eller på anden måde overdrages til tredjemand, frivilligt eller ved udlæg.	9.1	The Options are personal instruments that cannot be sold, given away, pledged or otherwise transferred to a third party, whether voluntarily or by execution.

9.2	Udover at udgøre en selvstændig erklæring i henhold til Aktieoptionsloven § 3, stk. 1, udgør Aftalen en integreret del af Medarbejderens ansættelsesaftale med det Danske Selskab og er undergivet dansk lovgivning.	9.2	In addition to constituting a statement in accordance with section 3 (1) of the Danish Stock Option Act, this Agreement constitutes an integral part of the Employee’s contract of employment with the Danish Company and is subject to Danish law.